Exhibit 99.1
Rimrock Gold Corp. Acquires
Ivanhoe Creek Gold-Silver Property in Nevada

LAS VEGAS, October 11, 2013 -- Rimrock Gold Corp. (OTCQB:RMRK) (the “Company”), is pleased to announce that it has completed the acquisition of the advanced-stage Ivanhoe Creek, Nevada, epithermal bonanza gold-silver property from RMIC Gold, a private Nevada company controlled by Richard R Redfern. Mr. Redfern is a director of the Company and this transaction is a non-arms length transaction. The Company has agreed to issue 150,000 shares of the Company’s common shares to RMIC Gold and will pay one percent (1%) Net Smelter Returns royalties to RMIC Gold for 100% interest in the Ivanhoe Creek property.

The Ivanhoe Creek property consists of 22 unpatented lode-mining claims (440 acres) situated in north-central Nevada on lands administered by the U.S. Bureau of Land Management. The property area is uninhabited and suitable for construction of large-scale mine facilities, if warranted. The property is situated 63 Km northeast of the mining center of Battle Mountain, and 75 Km west-northwest of the mining hub city Elko. Rimrock Gold controls 22 claims along the north side of the Hollister property. The property lies at the former site of a small mercury mine/ prospect from which an unknown but small quantity of flasks of mercury were produced, and south of Rimrock Gold's Rimrock property.

The Ivanhoe Creek property lies immediately adjacent to the north of the epithermal bonanza gold-silver Hollister Mine property that was recently purchased by Waterton Global Resources. Hollister had a proven and probable resource of approximately 819,000 tonnes @ 35.3 g/t gold and 195 g/t silver. Ivanhoe Creek also lies 17 Km southeast of Newmont's Midas Mine, which is currently producing gold and silver from high-grade volcanic epithermal gold-silver veins, and has produced approximately 4.0 million ounces of gold and substantial silver. The initial published measured and indicated ore reserve for Midas was approximately 3,000,000 ounces of gold and 25,000,000 ounces of silver. Newmont recently announced plans for further expansion of the eastern, more silver rich part of the Midas Mine.

Gold exploration drilling has been conducted near and under certain of these mercury prospects. Most recently, Kent Exploration Ltd (TSX-V: KEX) drilled 5 shallow exploration core drillholes in 2007 for gold and silver, totaling 791.3 meters. Drilling to date at Ivanhoe Creek has discovered at least two significant gold-silver target areas. These are associated with northerly-trending uplifted fault-bounded blocks of rocks ("horsts"), which extend northward into the Rimrock property, and south into the Hollister property. These horsts were delineated and verified by CSAMT geological surveys in 2006. Mercury-bearing silica deposits ("sinter") locally are associated with gold in Nevada, and mercuric sinters are found at Ivanhoe Creek alongside and above these horsts. Kent's shallow drilling tested some of these sinter targets.

The five exploration holes drilled at Ivanhoe Creek are believed to have been too shallow to adequately test for the Midas-style gold-silver targets envisioned by the Company. The drillholes at Ivanhoe Creek found: 1) Anomalous assay values of gold in each hole drilled, and 2) Anomalous silver values in each hole, including up to an assay value of 7.64 ounces per ton silver in hole 07-10 between 426-436 feet (core length; true width not known). This latter silver-rich intercept also contained high values of 1130 ppm tungsten, more than 100 ppm mercury, and 0.02 ppm gold. Local high geochemical analysis values of arsenic, antimony, and selenium suggest that a Midas-style mineral system was imposed on these rocks altered and metamorphosed earlier by contact metamorphism of nearby granitic plutons

3651 Lindell Road, Suite D155, Las Vegas, NV 89103
1-800-317-4772

The main gold-silver targets at Ivanhoe Creek are Midas-Hollister style volcanic epithermal low-sulfidation vein and disseminated gold deposits, which appear to be situated along or near fault zones, beneath siliceous silica "sinter" hot spring deposits that occur on the paleo ground surface along the Midas - Silver Cloud trend, which is part of the "Northern Nevada Rifts" volcanic province. Mercury occurrences are present locally in and near these surficial siliceous sinter deposits, perhaps locally indicative of gold deposits at further depth, as at Hollister. The “top elevations” of epithermal Midas-Hollister type gold-silver targets typically start at 150 to 300 meter depths below surface. The main zone of ore grade gold-silver mineralization at Midas is at least 500 metres in height, below the “top elevations”.  Local small poddy bodies of high-grade gold mineralization may occur above this "top elevation" level as at Midas. Rimrock Gold's exploration efforts are focused upon discovery of deeper Midas and Hollister Mine style gold-silver mineralization at Ivanhoe Creek, but the possibility of finding near-surface open pittable gold-silver mineralization is still present due to the minimal level of exploration of Ivanhoe Creek. The elevations of the main ore zones at Hollister are at elevations of 4900 to 5400 feet ASL. This will be used to help guide exploration on the Ivanhoe Creek and Rimrock properties.

The  Ivanhoe Creek property also lies directly astride the prolific Carlin Trend break that boasts numerous giant world-class sediment-hosted gold deposits. Excitingly, the Paleozoic rocks at Ivanhoe Creek are present at surface just north of the property boundary, and also were encountered in Kent's drillholes. Consequently, the Ivanhoe Creek property does have Carlin-style gold potential, albeit perhaps at fair depths. Great Basin Gold drilled one deep hole in the southeastern part of their property at Hollister and penetrated Devonian Rodeo Creek unit Paleozoic rocks. They never reached the Carlin-host Popovich-equivalent limestone rock section, which lies at still greater depths at this particular locality. The Rimrock - Ivanhoe Creek area is interpreted as being a structurally uplifted dome, which could have brought Carlin deposit age rocks closer to the surface. The Company is now focused upon the discovery of relatively shallow Midas style gold-silver deposits.

"We are very excited to have acquired the Ivanhoe Creek, Nevada property from RMIC Gold expanding our presence in the strategic, high-grade Midas-Hollister mining area. We feel this area will be a core area of focus by mining companies for the foreseeable future. Our plan is to analyze the Ivanhoe Creek data, initiate geological detail mapping, geochemistry, and local new geophysical surveys, followed by a new drilling program after final interpretations have been made," stated President and CEO, Jordan Starkman.

Rimrock Gold is a diversified mineral exploration company focused on identifying, acquiring, advancing, and drilling high-grade Gold-Silver metal exploration projects in Nevada, and lithium exploration projects in Quebec. The company is managed by experienced and successful board members and advisors. The Company's main exploration assets comprise a 100% interest in the Rimrock, Ivanhoe Creek, West Silver Cloud, and Pony Spur gold-silver properties in Nevada. In addition, the company owns the Abigail property in Quebec, comprising 177 map-designated cells totaling 9,400 hectares located in the James Bay, Quebec region of Canada, along with 12 map-designated cells just north of the Abigail property named Lac Kame and 25 map-designated cells named EM-1 totaling approximately 1,960 hectares.

3651 Lindell Road, Suite D155, Las Vegas, NV 89103
1-800-317-4772

The Company's Vice President of Exploration, Richard R. Redfern, M.Sc., a Certified professional Geologist and 'qualified person' for the purposes of Canada's National Instrument 43-101 Standards of Disclosure for Mineral Properties, has verified and approved the information contained in this news release.

Certain statements in this document that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate, "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Rimrock Gold Corp. to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to: (i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its current operational or expansion plans; (ii) the Company's ability to build and maintain the management and human resources and infrastructure necessary to support the anticipated growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings".

CONTACT:
Rimrock Gold Corp.
Jordan Starkman, CEO
www.rimrockgold.com
1-800-317-4772

3651 Lindell Road, Suite D155, Las Vegas, NV 89103
1-800-317-4772